Exhibit (c) 2


                     PENNSYLVANIA PUBLIC UTILITY COMMISSION
                              Harrisburg, PA 17120

Joint Application for                           PUBLIC MEETING MAY 24, 2001
Approval of the Merger                          OSA-MAY-0179
Of GPU, Inc. with FirstEnergy Corp.             Docket Nos.
                                                A-00110300,F.0095
                                                A-00110400,F.0040

Petition of Metropolitan Edison Company         Docket Nos.
and Pennsylvania Electric Company               P-00001860
                                                P-00001861


                  STATEMENT OF COMMISSIONER NORA MEAD BROWNELL
                  --------------------------------------------

      I respectfully concur in the approval, with conditions, of the merger of GPU, Inc. (GPU) and FirstEnergy Corporation (FirstEnergy). I agree with the motion that this merger can be of benefit to the public interest as conditioned. As will be made clear below, I am not convinced that it is appropriate to withhold a determination of merger savings at this point. However, I am able to find that the merger should be approved with the conditions set forth in the motion. Although I would prefer to resolve merger savings along with the approval, I concur with the merger approval as conditioned.

      The request of GPU for a Section 2804 exception to the rate cap is a different proposition entirely. It is from that portion of the motion that I must regretfully dissent. Quite simply, we have a record before us. The parties have expended substantial resources litigating this issue. It is time for it to be resolved and I believe the record provides us with a very clear answer.

      GPU is correct that the Pennsylvania General Assembly wisely enacted a restructuring law which allows companies to seek adjustments to rate caps under extraordinary circumstances. This is clearly one aspect of our system that sets Pennsylvania apart from less successful programs. The statute sets forth very clear standards which must be met before this Commission is permitted to consider any such exemptions.

      Section   2804(4)(iii)(D)   of  the  Public   Utility   Code,  66  Pa.C.S.
ss.2804(4)(iii)(D), is my starting point.1 That Section provides in pertinent part:

      Section 2804(4)(iii) An electric distribution utility may seek, and the commission may approve, an exception to the limitations set forth in subparagraphs (j) and (ii) only in any of the following circumstances:

                                      * * * *

         (D) The electric distribution utility is subject to significant increases in the unit rate of fuel for utility generation or the price of purchased power that are outside of the control of the utility and that would not allow the utility to earn a fair rate of return.

                                      * * * *

      Unfortunately, there is nothing in this record that would suggest the company has met the burden clearly set forth in the statute. On the contrary, there is evidence in the record before us that GPU had the opportunity to manage its exposure. Conversely, despite the clear statutory requirement, GPU produced no credible evidence, on a company wide basis, that its power purchases will not permit it to earn a fair rate of return.

      A few unrebutted facts should be stated up front. First, GPU determined to divest itself of its generation assets. GPU's management made that decision. Neither this Commission nor any other party forced it upon them. Second, GPU structured its own power acquisition portfolio. The risk management and purchase options were not dictated to GPU by its restructuring settlement or by this Commission. Despite these uncontroverted facts, GPU now appears and states that the results of its portfolio management were beyond its control.

      With regard to the first matter, divestiture, the industrial intervenors quote Fred D. Hafer, Chairman, President, and Chief Executive Officer of GPU. In GPU's 1997 Annual Report, Mr. Hafer stated:

      [O]ur decision is based on economies of scale. GPU's portfolio of generating stations is simply not large enough to realize above-average profitability in a competitive generation market.




-------------------

1 In its pleadings, GPU asserts that the statutory treatment of provider of last resort service and its own restructuring settlement in some fashion provides for a different standard. To me, Section 2804(4)(iii)(D) is the appropriate standard in this instance. In this regard, I look not only to the statute itself, but also to GPU's restructuring settlement at Paragraph D.4. which expressly provides that Section 2804(4) standards shall apply.



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


MEIUG/PICA Cross-Exam. Exh. No. 1 at 4. It is equally interesting that in the same 1997 Annual Report, Mr. Hafer stated:

      Although electric generation is part of our utility heritage, we saw that GPU's generation business was too small to compete effectively in a commodity-driven market. The higher risk from being too small did not fit GPU's strategy.

Id. at 11. In GPU's 1998 Annual Report, Mr. Hafer stated:
---

      GPU was among the first companies to separate its electricity generating operations from its electricity transportation and delivery businesses. We were one of the few to do so by choice rather than by regulatory mandate.

Transcript, p. 1529.

      My interpretation of the foregoing is that asset divestiture was definitely within GPU's control and fit its own corporate strategy for the advent of a competitive retail marketplace. Having embarked on that strategy, it was incumbent upon GPU to take such steps as were necessary to ensure that its provider of last resort obligations were covered in a reasonable fashion. To me, the record clearly demonstrates that the company failed to do so.

     In the Summer of 1999, wholesale market prices exhibited volatility which should have placed all market players on notice that risk management would be crucial in power supply portfolios. ME/PN St. 1-PLR, Exh. CAM-1; OCA St. 1-PLR at 13. At the same time that power markets were exhibiting signs of volatility, GPU was reviewing at least seven bids for energy supply. OCA Cross-Exam. Exh.
17. Despite witnessing market volatility, GPU chose to continue with short-term purchases. Despite witnessing that volatility, GPU completed its divestiture without any supply holdbacks.2

      The Office of Consumer Advocate described Duquesne Light Company's and Potomac Electric Company's actions upon divestiture. OCA St.1-PLR at 20. Each of those companies divested its generating assets, but entered into long term contracts to meet their provider of last resort obligations. Even more telling from my perspective is the fact that after signing its restructuring settlement, and during the period leading up to divestiture, GPU failed to conduct any analysis of the business risks associated with its strategy of divestiture contrasted with its prior position as a generation owner. OCA




-------------------

2 I read with interest GPU's allegations that it was unable to enter into holdback agreements on its auctioned assets. Having voted for its restructuring settlement as well as ruling on its auction, I can recall nothing in either proceeding that would have prevented GPU from doing so on terms that would not have diminished the asset values. Arguments along these lines have no basis in fact.




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


Cross-Exam Exh. 6. I believe the industrial intervenors witness, Mr. Kollen, made the point well:

      Although market prices in an increasingly deregulated marketplace were not and are not predictable with certainty, a prudent POLR strategy would have been structured to recognize the possibility that market prices either could exceed or be less than the levels of shopping credit. The companies failed to prudently hedge against the possibility that market prices could exceed the levels of shopping credits.

MEIUG/PICA St. 2-PLR at 12.

      As has been noted, GPU made the original business decision to sell its generating assets. It was not forced to do so. One would expect a company to recognize its exposure and take appropriate action. GPU failed to do so. This is the point made by Mr. Kollen that I've cited above. More importantly, the statute clearly does not contemplate that the Commission will protect companies from business decisions that were within their control.

      Understandably, GPU has made every effort to make the volatility of the wholesale energy markets the issue in this portion of the case. The issue, as set forth in the statute, is what did GPU do about that volatility. The answer is that it bet heavily on the spot market and a short-term portfolio without appropriate hedging mechanisms. The fact that it lost the bet does not automatically trigger rate relief. Had GPU won that bet, it is highly unlikely that it would be before the Commission seeking a return of profits to ratepayers. It is equally unlikely that this Commission would have a basis to order it to do so. However, the statute did not establish a "heads I win, tails you lose" construct.

      If one would reach the issue of rate of return despite a finding that the provider of last resort costs were not beyond the company's control, this record most clearly requires a determination that GPU has utterly failed in its burden of proof. The statutory standard on this is fairly clear. A company seeking an exception to the rate cap must show that it, the company, cannot earn a fair rate of return.

      One of the primary contentions on this issue is whether GPU can advance its request on the basis of its provider of last resort experience only, excluding consideration of transmission and distribution (T&D) and other aspects of its business, including the merger impacts. The statute expressly provides that we must look at the utility as a whole, not one side of its business or another. By excluding any other facet of its business in its rate of return analysis, the company has failed to provide a clear picture in its own case. Naturally, its adversaries have not only seized on this issue, they have also





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


performed their own analyses which show that GPU is, in fact, not facing such a low rate of return that the extraordinary relief requested should be granted.

      A very compelling argument is that posited by the OCA. OCA witness Catlin testified as follows:

      By considering power supply costs in isolation and not considering their operations as a whole, including T&D operations, Met-Ed and Penelec have each sought rate relief which would allow that Company to earn a return in excess of what it has identified as its cost of capital. As shown on page 1 of Exhibit RAD-1, Met-Ed's pro forma return at proposed rates is 11.73 percent compared to its claimed cost of capital of 9.62 percent. As shown on page 1 of Exhibit RAD-3, Penelec's pro forma return at proposed rates is 9.29 percent compared to its claimed cost of capital of 8.92 percent. These pro forma results translate into returns on equity of 16.35 percent for Met-Ed and 12.86 percent for Penelec.3

OCA St. 2-PLR at 6-7. Similar arguments are made on behalf of other parties in this matter.

      In making my determination, it is not necessary that I find that the OCA's arguments or any other adverse party are correct. However, before I can give affirmative relief to GPU, I must be able to determine that, on a preponderance of the evidence, GPU has shown that it cannot achieve a fair rate of return. I cannot make such a determination on the record before me. There is no question that GPU has the burden in its request for relief. It has simply not met it with regard to the rate of return issue.

      I have always supported the use of collaboratives, settlements and other efforts to bring certainty and closure to cases. However, collaboratives should not be used as substitutes for facts. In this case, GPU has had two opportunities to file an appropriate case to seek the extraordinary remedy of an exception to the rate cap imposed by statute. At this juncture, it has had a full and complete opportunity to develop a complete record, after being expressly advised that it had to meet the Section 2804 standards. It has not done so.

      It has been the historic practice of this Commission in litigated cases to insist that parties with the burden of proof sustain that burden. We always provide ample opportunity for settlement discussions during the pendency of an action. However, when a party presents us with its case on the merits and has neither settled, nor met its burden




-------------------

3 Penelec revised its pro forma return down to 9.11 percent later in the proceeding. OCA witness Catlin testified that revision still translated into a return on equity of 12.44 percent. OCA Main Brief at 94.



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


of  proof,   we  have  not  given  the  litigant   the  luxury  of   alternative
consideration. I am concerned that we may be perceived as setting a double standard by our action today.

      I am also concerned that GPU is being acquired and may not have the authority to enter into agreements resulting from the collaborative. See OCA St. 1-PLR at 19; OCA Cross-Exam Exh. 8-PLR; OCA Main Brief at 82. Equally unclear is whether FirstEnergy would have to honor the outcome of the collaborative that is established today. It is entirely possible that we will ask the parties to expend additional resources on a collaborative and find ourselves in this precise situation a month later. All of the parties, including GPU and FirstEnergy, deserve certainty not only in the resolution of this case, but in the process we use to get there. By having a completed record in front of us, and still moving to a collaborative, we place that process in some question.

      For the foregoing reasons, I concur in the approval of the merger as conditioned and respectfully dissent from the establishment of a collaborative to address the exception to the rate cap.




Dated: May 24, 2001                 _________________________
                                    NORA MEAD BROWNELL
                                    COMMISSIONER



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